As filed with the Securities and Exchange Commission on April 12, 2018

Registration No. 333-188916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ply Gem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0645710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

(919) 677-3900

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

Ply Gem Holdings, Inc. 2004 Stock Option Plan

Ply Gem Holdings, Inc. Long Term Incentive Plan

(Full title of the plan)

Shawn K. Poe

Chief Financial Officer

Ply Gem Holdings, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

(919) 677-3900

(Name, address and telephone number of agent for service)

With copies to:

Paul M. Rodel, Esq.

Meir D. Katz, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-188916) (the “Registration Statement”) of Ply Gem Holdings, Inc. (the “Company”), that was filed with the Securities and Exchange Commission on May 29, 2013. The Registration Statement registered (i) 3,885,680 shares of Common Stock, par value $0.01 per share, of the Company (“2004 Stock Option Plan Common Stock”) for issuance under the Company’s 2004 Stock Option Plan (the “2004 Option Plan”) and (ii) 3,500,000 shares of Common Stock, par value $0.01 per share, of the Company (“Long Term Incentive Plan Common Stock” and together with the 2004 Stock Option Plan Common Stock, the “Company Common Stock”) for issuance under the Company’s Long Term Incentive Plan (the “LTIP”).

On April 12, pursuant to that certain Agreement and Plan of Merger, dated as of January 31, 2018 (the “Merger Agreement”), by and among the Company, Pisces Midco, Inc., a Delaware corporation (“Parent”), and Pisces Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent.

In accordance with the terms of the Merger Agreement, the Company has terminated all offerings of Company Common Stock pursuant to the Company’s 2004 Option Plan and LTIP, including pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration all shares of Company Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on April 12, 2018.

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
	Name:	Shawn K. Poe
	Title:	Executive Vice President, Chief Financial Officer and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.